UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 12, 2007
Date of Report (Date of earliest event reported)

LINCOLN GOLD CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	0-25827	88-0419475
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

Suite 350, 885 Dunsmuir Street
Vancouver, British Columbia Canada	V6C 1N5
(Address of principal executive offices)	(Zip Code)

604-688-7377
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Material Definitive Agreement

On April 12, 2007 (the “Effective Date”), Lincoln Gold Corporation (“we” or the “Corporation”) entered into an option agreement (the “Option Agreement”) with Almaden Minerals Ltd., a publicly traded Canadian exploration company listed on the Toronto Stock Exchange (“Almaden”) to acquire a 60% interest in the Bufa Property located in Chihuahua, Mexico (the “Bufa Property”). The La Bufa Property consists of three contiguous Mexican exploration concessions issued by the Direccion General de Minas in 2003 and 2004 to Minera Gavilan, S.A. de C.V., a Mexican subsidiary controlled 100% by Almaden. The three Mexican exploration concessions are La Bufa (No. 219036), La Bufa 1 (No. 222724), and La Bufa 2 (No. 223165) totaling 1,916.21 hectares, as follows:

Name	Type	Title	File	Area Hect.	Issued	Expires	Tax Rate	Pesos	US$
La Bufa	Explor.	219036	16/31696	1040.7594	31/Jan/03	30-Jan-09	$6.0100	$6,256	$585
La Bufa	Explor.	222724	16/32275	485.0000	27-Aug-04	26-Aug-10	$6.0100	$2,916	$273
La Bufa	Explor.	223165	16/32529	765.5000	28-Oct-04	27-Oct-10	$6.0100	$4,602	$430

We will be entitled to earn a 60% interest in the La Bufa Property by (a) undertaking a work program on the Bufa Property aggregating US$3,500,000 in expenditures for mining work, and (b) issuing an aggregate of 1,550,000 shares of our common stock to Almaden pursuant to the terms of the Option Agreement.

The $3,500,000 of expenditures for mining work must be incurred in accordance with the following schedule:

  we must spend US$500,000 in expenditures (which must include drilling) on the La Bufa Property by the first anniversary of the effective date of the Option Agreement (the “Effective Date”). This obligation is a firm commitment;

  we must spend an additional US$ 750,000 on the La Bufa Property by the second anniversary of the Effective Date;

  we must spend an additional US$ 1,000,000 on the La Bufa Property by the third anniversary of the Effective Date; and

  we must spend an additional US$ 1,250,000 on the La Bufa Property by the fourth anniversary of the Effective Date.

The 1,550,000 shares must be issued in accordance with the following schedule:

  150,000 shares within 5 business days from the Effective Date;

  200,000 shares on or before the first anniversary of the Effective Date;

  200,000 shares on or before the second anniversary of the Effective Date; and

  1,000,000 shares on or before the fourth anniversary of the Effective Date.

During the term of the Option Agreement, we will be obligated to maintain the La Bufa Property in good standing by completing and filing, or making payment in lieu thereof, of all necessary assessment work on the La Bufa Property and by paying all taxes.

Upon the completion of the expenditure requirements and the share issue requirements as set forth in Option Agreement, we shall be deemed to have earned an undivided 60% interest in the La Bufa Property. Upon our earning an interest in the La Bufa property, all operations shall be conducted by us and Almaden on a joint venture basis. The basic terms of the joint venture are prescribed in the Option Agreement.

We have the right to terminate the Option Agreement at any time by giving 30 days notice of termination to Almaden. Upon termination by us, we will have no further obligation to issue any shares or incur any further expenditures for mining work on the La Bufa Property, other than in respect of obligations that had accrued to the date of termination.

The shares will be issued to Almaden in accordance with Rule 903 of Regulation S of the Securities Act of 1933 (the “Act”). We have completed the issuance of the initial 150,000 shares to Almaden.

The Option Agreement supersedes and replaces the August 8, 2005 letter of intent to joint venture the property with Almaden whereby we could earn a 51% interest in the property by undertaking exploration expenditures in the minimum amount of US$2.0 million over 4 years. We issued to Almaden a total of 130,000 shares of our common stock under this original letter of intent.

Item 3.02 Unregistered Sales of Equity Securities

We issued 150,000 shares of our common stock to Almaden on April 12, 2005 in accordance with the Option Agreement. The shares were issued to Almaden pursuant to and in accordance with Rule 903 of Regulation S of the Securities Act of 1933 (the “Act”). Almaden executed an investment agreement in favour of us whereby it represented to us that it is not a “U.S. Person”, as defined under the Act, and agreed that the shares are restricted securities that cannot be resold other than pursuant to (i) Regulation S of the Act, (ii) an exemption from the registration requirements of the Act, or (iii) an effective registration statement under the Act.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit	Description

10.1	Option Agreement between the Corporation and Almaden dated April 12, 2007 (1)

(1) Filed as an exhibit to this current report on Form 8-K.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN GOLD CORPORATION

	By:	/s/ Paul F. Saxton
DATE: April 17, 2007		PAUL F. SAXTON
President and Chief Executive Officer

4.